Exhibit 23.02

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Registration Statement on Form S-1 of Premcor Inc. of our report dated February 11, 2002 (March 29, 2002 as to Note 15, April 15, 2002 as to Notes 10 and 19, and August 5, 2002 as to Note 2), appearing in Registration Statement No. 333-102087 and of our report dated February 11, 2002 relating to the financial statement schedules appearing elsewhere in Registration Statement No. 333-102087.

We also consent to the reference to us under the headings “Selected Financial Data” and “Experts” in the Prospectus, which is part of Registration Statement No. 333-102087.

/s/    DELOITTE & TOUCHE LLP

St. Louis, Missouri
January 23, 2003